Exhibit 10.14

Qingdao Jiajia Office Lease Contract
(Translation)

Lessor: Shandong Import & Export Co., Ltd.
Lessee: Shandong Jiajia International Freight & Forwarding Co., Ltd.

Article 1.  Property location

The property is located at Golden Plaza North Building Suite 1618B, 20 Middle Hongkong Road, Qingdao, China. The office has 1,776 square feet.

Articles 2.  Lease Term

The Lease Agreement shall be effective for one year, commencing from January 1, 2009 and ending on December 31, 2009.

In the occurrence of one of the following circumstances, the lessor can terminate the lease and evict the lessee:

1.                 Without consent from the lessor, the lessee subleases, transfers, or underleases to a third party;
2.                 The lessee conducts illegal activities in the leased property;
3.                 The rent is overdue for half a month.
4.
When the lessee does not move out by the eviction date, the lessor has right to file for arbitration or law suit. The loss occurred to the lessor should be compensated by the lessee.

When the contract expires, the lessee has the priority to other parties to renew the lease assumed the lessee offers the same as other prospective tenant.

Articles 3. Rent and Payment

The annual rent is approximately $20,346 (RMB 150,562).  The rent is due at the end of year.

Article 4. Property Maintenance

The lessor is responsible for property maintenance to ensure the safety and accessibility of the property. The lessee should cooperate with maintenance projects. In the circumstance that the lessor cannot afford the maintenance, the lessor can ask the lessee to jointly pay for the maintenance expenses. The payment made by the lessee should be either offset from the rent or paid back by the lessor on installment.

Article 5. Other Expenses

The Lessee pays expenses of water, electricity and heating during the term.

Article 5. Change of the lessor and the lessee

1.                 If the lessor transfers the property ownership to a third party, the lease remains effective to the new ownership.
2.                 If the lessor is to sell the property, the lessor should give the lessee a notice three months in advance. If the lessee offers the same price as other prospective buyers, the lessee has the priority over others to obtain the property.
3.                 If the lessee needs to exchange residence with a third party, the lessee should obtain the consent from the lessor.

Article 7. Penalty for the Breach of the Contract

No applicable.

Article 8. Exceptions

If the property is damaged due to force majeure and cause loss to the lessee, both parties are exempt from penalty to the other party.

Article 9 Dispute Resolution

All disputes between the Lessor and Lessee shall be settled by negotiation, if can not be resolved through negotiation, the dispute shall be submitted to local court for trial.

Article 10 Miscellaneous

The lease is part of the documents that the lessee should submit to local bureau of industrial and commercial administration.

Article 11

For the issues not addressed in this lease, both parties should comply with the Contract Law and make amendments. The amendments, if there is any, have the same legal validity as this lease.

Article 12

This lease should be effective immediately upon sealing by the lessor and lessee followed by verification by the local bureau of industrial and commercial administration.  There are two original copies, one held by each party.  One photocopy of the lease should be submitted to the local bureau of industrial and commercial administration.

Lessor: Shandong Import & Export Co., Ltd.

(Seal)
Date: December 31, 2008

Lessee: Shandong Jiajia International Freight & Forwarding Co., Ltd.

(Seal)

Date: December 31, 2008